EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Contact:
Craig Johnson	Patricia Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x158	917-322-2567	917-322-2569
cjohnson@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

TorreyPines Therapeutics Completes Merger with Axonyx

LA JOLLA, October 4, 2006 –TorreyPines Therapeutics, Inc. (NASDAQ:TPTX) today announced the completion of its merger with Axonyx Inc.  The combined company will operate as TorreyPines Therapeutics, Inc. under the leadership of TorreyPines’ management team.  TorreyPines begins trading today on the NASDAQ Global Market under the ticker symbol “TPTX.”

The merger creates a publicly traded biopharmaceutical company that discovers and develops treatments for diseases and disorders of the central nervous system (CNS).  TorreyPines’ initial focus is on migraine and cognitive disorders.

“This merger is consistent with our objective to maximize shareholder value,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines. “We now have a strong pipeline of eight product candidates, five of which are clinical stage, with our lead compound, tezampanel, to begin a Phase IIb study for acute migraine by the end of the year. We look forward to strategically advancing our product candidates for migraine and cognitive disorders while prudently managing our resources.”

In connection with the merger, Axonyx effected a 1-for-8 reverse stock split of its common stock. As a result of the merger and the reverse stock split, the combined company has approximately 15.7 million shares issued and outstanding.  TorreyPines stockholders own approximately 58 percent of the combined company and Axonyx stockholders own approximately 42 percent.

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“The completion of this merger helps to position TorreyPines as a premier biopharmaceutical company focused on CNS diseases and disorders,” said Jean Deleage, Managing Partner of venture firm Alta Partners and Chairman of the Board of Directors of TorreyPines.  “The company has a management team with a successful clinical development track record, a healthy balance sheet, a robust portfolio of clinical candidates and promising discovery research.  This is an exciting time for TorreyPines and its shareholders.”

In connection with the closing, the company’s Board of Directors will number ten, including directors from both TorreyPines and Axonyx.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company that discovers and develops small molecule drugs to treat diseases and disorders of the central nervous system. Led by an accomplished management team, TorreyPines is leveraging novel drug targets and technologies to potentially deliver new CNS therapies for migraine; chronic pain, including neuropathic pain; and cognitive disorders, including Alzheimer’s disease and schizophrenia. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include statements regarding the expected benefits of the merger of TorreyPines Therapeutics and Axonyx for stockholders of the combined company, expectations regarding advancement of the company’s product candidates and management of the company’s resources, and the potential of the company’s product candidates to treat certain diseases and disorders. Such statements are subject to numerous factors, risks, and uncertainties that may cause actual events or results to differ materially from the combined company’s current expectations. Actual results may differ materially from the above forward-looking statements due to a number of important factors including that TorreyPines Therapeutics may not be able to execute its integration strategies or realize the expected benefits of the merger.  Statements regarding TorreyPines Therapeutics’ product candidates are subject to risks and uncertainties regarding development, regulatory approval and commercialization, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support an NDA filing, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or whether the necessary financing to support its drug development programs will be available. These and other risks which may impact management’s expectations are described in greater detail in the registration statement on Form S-4, as amended, as filed with the Securities and Exchange Commission and Axonyx’s other SEC reports. TorreyPines Therapeutics undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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